Exhibit 10.5

INDEMNIFICATION AGREEMENT

     This INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of the ___day of May 2005, by and between Range Resources Corporation, a Delaware corporation (including any successors thereto, the “Company”), and ___(“Indemnitee”).

RECITALS:

     1. Competent and experienced persons are reluctant to serve or to continue to serve corporations as directors, officers, or in other capacities unless they are provided with adequate protection through insurance or indemnification (or both) against claims and actions against them arising out of their service to and activities on behalf of those corporations.

     2. The current uncertainties relating to the availability of adequate insurance for directors and officers have increased the difficulty for corporations to attract and retain competent and experienced persons.

     3. The Board of Directors of the Company (the “Board”) has determined that the continuation of present trends in litigation will make it more difficult to attract and retain competent and experienced persons, that this situation is detrimental to the best interests of the Company’s equityholders, and that the Company should act to assure its directors and officers that there will be increased certainty of adequate protection in the future.

     4. It is reasonable, prudent, and necessary for the Company to obligate itself contractually to indemnify its directors and officers to the fullest extent permitted by applicable law in order to induce them to serve or continue to serve the Company.

     5. Indemnitee is willing to serve and continue to serve the Company or its Subsidiaries on the condition that he be indemnified to the fullest extent permitted by law.

     6. Concurrently with the execution of this Agreement, Indemnitee is agreeing to serve or to continue to serve as a director or officer of the Company and/or one or more of its Subsidiaries.

AGREEMENTS:

     NOW, THEREFORE, in consideration of the foregoing premises, Indemnitee’s agreement to serve or continue to serve as a director or officer of the Company and/or one or more of its Subsidiaries, and the covenants contained in this Agreement, the Company and Indemnitee hereby covenant and agree as follows:

     1. Certain Definitions.

          For purposes of this Agreement:

          (a) Acquiring Person: shall mean (i) any Person other than the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company and (ii) members of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934) of which any Person described in clause (i) is a member with respect to the Company’s Voting Securities.

          (b) Affiliate: shall mean any Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

          (c) Change of Control: shall mean the occurrence of any of the following events:

               (i) Any Acquiring Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (x) the then outstanding shares of the Company’s common stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding Voting Securities of the Company (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, or (B) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) of this Section 1(c);

               (ii) A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;

               (iii) The stockholders of the Company approve a reorganization, merger or consolidation or sale or other disposition (in one or a series of related transactions) of all or substantially all of the assets of the Company or an acquisition of assets of another corporation which is consummated (a “Business Combination”) (or, if no such approval is required, the consummation of such a Business Combination), in each case, unless, immediately following such Business Combination, (A) individuals and entities who were the beneficial owners, respectively, of the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, upon consummation of such Business Combination, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding Voting Securities, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding Voting Securities of such corporation except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

               (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (or, if no such approval is required, the consummation of such a liquidation or dissolution); or

               (v) A public announcement or commencement is made of a tender or exchange offer by any Acquiring Person for, or upon completion of which any Acquiring Person would beneficially own, 50% or more of the outstanding Voting Securities of the Company, and the Board approves or fails to oppose that tender or exchange offer in its statements in Schedule 14D-9 under the Exchange Act; provided, that within one year after the occurrence of such event, an event described in clauses (i), (ii), (iii) or (iv) of this Section 1(c) shall have occurred (in which case a Change in Control shall be deemed to have occurred on the date of the occurrence of the event described above in this clause (v)).

          (d) Claim: shall mean any threatened, pending, or completed action, suit, or proceeding (including, without limitation, securities laws actions, suits, and proceedings and also any cross claim or counterclaim in any action, suit, or proceeding), whether civil, criminal, arbitral, administrative, or investigative in nature, or any inquiry or investigation (including discovery), whether conducted by the Company or any other Person, that Indemnitee in good faith believes might lead to the institution of any action, suit, or proceeding.

          (e) Expenses: shall mean all costs, expenses (including attorneys’ and expert witnesses’ fees), and obligations paid or incurred in connection with investigating, defending (including affirmative defenses and counterclaims), being a witness in, or participating in (including on appeal), or preparing to defend, be a witness in, or participate in, any Claim relating to any Indemnifiable Event.

          (f) Indemnifiable Event: shall mean any actual or alleged act, omission, statement, misstatement, event, or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent, or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent, or fiduciary of any of the Company’s parent(s) or Subsidiaries and/or any other corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or by reason of any actual or alleged thing done or not done by Indemnitee in any such capacity. For purposes of this Agreement, the Company agrees that Indemnitee’s service on behalf of or with respect to any Subsidiary or employee benefits plan of the Company or any Subsidiary of the Company shall be deemed to be at the request of the Company.

          (g) Indemnifiable Liabilities: shall mean all Expenses and all other liabilities, damages (including, without limitation, punitive, exemplary, and the multiplied portion of any damages), judgments, payments, fines, penalties, amounts paid in settlement, and awards paid or incurred that arise out of, or in any way relate to, any Indemnifiable Event.

          (h) Person: shall mean any individual, partnership, corporation, limited liability company, trust or other entity.

          (i) Potential Change of Control: shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (ii) any Person (including the Company) publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change of Control; (iii) any Acquiring Person who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the then outstanding Voting Securities of the Company, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by that Person on the date hereof; or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.

          (j) Reviewing Party: shall mean (i) a member or members of the Board who are not parties to the particular Claim for which Indemnitee is seeking indemnification or (ii) if a Change of Control has occurred and Indemnitee so requests, or if the members of the Board so elect, or if all of the members of the Board are parties to such Claim, Special Counsel.

          (k) Special Counsel: shall mean special, independent legal counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed material services for the Company or for Indemnitee within the last three years (other than as Special Counsel under this Agreement or similar agreements).

          (l) Subsidiary: shall mean, with respect to any Person, any corporation or other entity of which a majority of the voting power of the Voting Securities is owned, directly or indirectly, by that Person.

          (m) Voting Securities: any securities or other equity interests that vote generally in the election of directors, in the admission of general partners, or in the selection of any other similar governing body.

     2. Indemnification and Expense Advancement.

          (a) The Company shall indemnify Indemnitee and hold Indemnitee harmless to the fullest extent permitted by law, as soon as practicable but in any event no later than 30 days after written demand is presented to the Company, from and against any and all Indemnifiable Liabilities. Notwithstanding the foregoing, the obligations of the Company under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which Special Counsel is involved) that Indemnitee is not permitted to be indemnified under applicable law. Any determination under this Section 2(a) shall be made promptly by the Reviewing Party.

          (b) If so requested by Indemnitee, the Company shall advance to Indemnitee all reasonable Expenses incurred by Indemnitee to the fullest extent permitted by law (or, if applicable, reimburse Indemnitee for any and all reasonable Expenses incurred by Indemnitee and previously paid by Indemnitee) within ten business days after such request (an “Expense Advance”). The Company shall be obligated from time to time at the request of Indemnitee to make or pay an Expense Advance in advance of the final disposition or conclusion of any Claim. In connection with any request for an Expense Advance, if requested by the Company, Indemnitee or Indemnitee’s counsel shall submit an affidavit stating that the Expenses to which the Expense Advances relate are reasonable. Any dispute as to the reasonableness of any Expense shall not delay an Expense Advance by the Company. If, when, and to the extent that the Reviewing Party determines that (i) Indemnitee would not be permitted to be indemnified with respect to a Claim under applicable law or (ii) the amount of the Expense Advance was not reasonable, the Company shall be entitled to be reimbursed by Indemnitee and Indemnitee hereby agrees to reimburse the Company without interest (which agreement shall be an unsecured obligation of Indemnitee) for (x) all related Expense Advances theretofore made or paid by the Company in the event that it is determined that indemnification would not be permitted or (y) the excessive portion of any Expense Advances in the event that it is determined that such Expenses Advances were unreasonable, in either case, if and to the extent such reimbursement is required by applicable law; provided, however, that if Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee could be indemnified under applicable law, or that the Expense Advances were reasonable, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law or that the Expense Advances were unreasonable shall not be binding, and the Company shall be obligated to continue to make Expense Advances, until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed), which determination shall be conclusive and binding. If there has been a Change of Control, the Reviewing Party shall be Special Counsel, if Indemnitee so requests. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively is not permitted to be indemnified in whole or part under applicable law or that any Expense Advances were unreasonable, Indemnitee shall have the right to commence litigation in any court in the states of Texas, New York or Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

          (c) Nothing in this Agreement, however, shall require the Company to indemnify Indemnitee with respect to any Claim initiated by Indemnitee, other than a Claim solely seeking enforcement of the Company’s indemnification obligations to Indemnitee or a Claim authorized by the Board.

     3. Change of Control. If there is a Potential Change of Control or a Change of Control and if Indemnitee requests in writing that Special Counsel be the Reviewing Party, then Special Counsel shall be the Reviewing Party. In such a case, the Company agrees not to request or seek reimbursement from Indemnitee of any indemnification payment or Expense Advances unless Special Counsel has rendered its written opinion to the Company and Indemnitee that the

Company was not or is not permitted under applicable law to indemnify Indemnitee or that such Expense Advances were unreasonable. However, if Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that such indemnification is permitted under applicable law or that the Expense Advances were reasonable, any determination made by Special Counsel that Indemnitee would not be permitted to be indemnified under applicable law or that the Expense Advances were unreasonable shall not be binding, and the Company shall be obligated to continue to make Expense Advances, until a final judicial determination is made with respect thereto (as to which all rights of appeal therefore have been exhausted or lapsed), which determination shall be conclusive and binding. The Company agrees to pay the reasonable fees of Special Counsel and to indemnify Special Counsel against any and all expenses (including attorneys’ fees), claims, liabilities, and damages arising out of or relating to this Agreement or Special Counsel’s engagement pursuant hereto.

     4. Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all costs and expenses (including attorneys’ and expert witnesses’ fees) and, if requested by Indemnitee, shall (within two business days of that request) advance those costs and expenses to Indemnitee, that are incurred by Indemnitee if Indemnitee, whether by formal proceedings or through demand and negotiation without formal proceedings: (a) seeks to enforce Indemnitee’s rights under this Agreement, (b) seeks to enforce Indemnitee’s rights to expense advancement or indemnification under any other agreement or provision of the Company’s bylaws, certificate of incorporation or other constituent documents now or hereafter in effect relating to Claims for Indemnifiable Events, or (c) seeks recovery under any directors’ and officers’ liability insurance policies maintained by the Company, in each case regardless of whether Indemnitee ultimately prevails; provided that a court of competent jurisdiction has not found Indemnitee’s claim for indemnification or expense advancements under the foregoing clauses (a), (b) or (c) to be frivolous, presented for an improper purpose, without evidentiary support, or otherwise sanctionable under Federal Rule of Civil Procedure No. 11 or an analogous rule or law, and provided further, that if a court makes such a finding, Indemnitee shall reimburse the Company for all amounts previously advanced to Indemnitee pursuant to this Section 4. Subject to the provisos contained in the preceding sentence, to the fullest extent permitted by applicable law, the Company waives any and all rights that it may have to recover its costs and expenses from Indemnitee.

     5. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some, but not all, of Indemnitee’s Indemnifiable Liabilities, the Company shall indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

     6. Contribution.

          (a) Contribution Payment. To the extent the indemnification provided for under any provision of this Agreement is determined (in the manner hereinabove provided) not to be permitted under applicable law, the Company, in lieu of indemnifying Indemnitee, shall, to the extent permitted by law, contribute to the amount of any and all Indemnifiable Liabilities incurred or paid by Indemnitee for which such indemnification is not permitted. The amount the Company contributes shall be in such proportion as is appropriate to reflect the relative fault of Indemnitee, on the one hand, and of the Company and any and all other parties (including officers and directors of the Company other than Indemnitee and other Persons not Affiliated with the Company) who may be at fault (collectively, including the Company, the “Third Parties”), on the other hand.

          (b) Relative Fault. The relative fault of the Third Parties and the Indemnitee shall be determined (i) by reference to the relative fault of Indemnitee as determined by the court or other governmental agency or (ii) to the extent such court or other governmental agency does not apportion relative fault, by the Reviewing Party after giving effect to, among other things, the relative intent, knowledge, access to information, and opportunity to prevent or correct the relevant events, of each party, and other relevant equitable considerations. The Company and Indemnitee agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 6(b).

          (c) Contribution Guidelines. The provisions in this Section 6(c) are to be used as guidelines by the Company and Indemnitee in determining the amount to be contributed by the Company to the extent the use of such guidelines is not prohibited by applicable law or by court order.

               (i) The amount to be contributed by the Company is to be an amount equal to (A) the total Indemnifiable Liabilities incurred with respect to the Indemnifiable Event assessed against or incurred or paid by Indemnitee for which such indemnification is not permitted (the “Ineligible Amounts”) minus (B) the product of (1) the total Indemnifiable Liabilities incurred with respect to the Indemnifiable Event assessed against or incurred or paid by Indemnitee and all Third Parties (“Total Contribution Amounts”) multiplied by (2) the relative fault of Indemnitee (expressed as a percentage).

               (ii) If any Third Parties (“Settled Parties”) shall have settled Claims against them arising by reason of (or in part out of) the same Indemnifiable Event, then: (A) if the Indemnifiable Liabilities assessed against or incurred or paid by Indemnitee take into account the relative fault of the Settled Parties, then the amount to be contributed by the Company is to be an amount equal to the amount by which the Indemnifiable Liabilities assessed against or incurred or paid by Indemnitee exceeds the product of (1) the sum of Indemnifiable Liabilities assessed against or incurred or paid by the Indemnitee and all Third Parties other than the Settled Parties multiplied by (2) a fraction, the numerator of which is the relative fault of Indemnitee and the denominator of which is the sum of the relative fault of the Third Parties other than the Settled Parties plus the relative fault of Indemnitee (expensed as a percentage), and (B) if the Indemnifiable Liabilities assessed against Indemnitee take into account, in lieu of the relative fault of the Settled Parties, amounts actually paid by the Settled Parties in settlement of such Indemnifiable Event, then the amount that the Company shall be obligated to contribute pursuant to this Section 6 shall be an amount equal to the amount by which the Ineligible Amounts assessed against or incurred or paid by Indemnitee exceed the product of (1) the relative fault of Indemnitee (expressed as a percentage) multiplied by (2) the sum of the Indemnified Liabilities assessed against or incurred or paid by the Indemnitee and the Third Parties other than the Settled Parties plus the amounts so paid by the Settled Parties.

               (iii) The guidelines in the foregoing clauses (i) and (ii) are to be applied, and adjusted as determined in good faith by a Reviewing Party or a court determining the appropriate amount to be contributed by the Company pursuant to this Section 6, as necessary to result in the Ineligible Amounts for which Indemnitee ultimately is responsible being proportionate to the relative fault of Indemnitee.

Notwithstanding the provisions of this Section 6, the total amount of contribution provided to Indemnitee pursuant to this Section 6 shall not exceed the actual Ineligible Amounts assessed against or incurred or paid by Indemnitee and Indemnitee shall not be liable for or obligated to pay to any Third Party any contribution amounts solely as a result of this Section 6.

     7. Burden of Proof. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified under any provision of this Agreement or to receive contribution pursuant to Section 6 of this Agreement, to the extent permitted by law the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

     8. No Presumption. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval), or conviction, or upon a plea of nolo contendere, or its equivalent, or an entry of an order of probation prior to judgment shall not create a presumption (other than any presumption arising as a matter of law that the parties may not contractually agree to disregard) that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

     9. Non-exclusivity. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s bylaws or certificate of incorporation, the Delaware General Corporation Law or otherwise. To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by that change. Indemnitee’s rights under this Agreement shall not be diminished by any amendment to the Company’s bylaws or certificate of incorporation or of any other agreement or instrument to which Indemnitee is not a party, and shall not diminish any other rights that Indemnitee now or in the future has against the Company.

     10. Liability Insurance. Except as otherwise agreed to by the Company and Indemnitee in a written agreement, to the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by that policy or those policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

     11. Period of Limitations. No action, lawsuit, or proceeding may be brought against Indemnitee or Indemnitee’s spouse, heirs, executors, or personal or legal representatives, nor may any cause of action be asserted in any such action, lawsuit, or proceeding, by or on behalf of the Company, after the expiration of two years after the statute of limitations commences with respect to Indemnitee’s act or omission that gave rise to the action, lawsuit, proceeding, or cause of action; provided, however, that, if any shorter period of limitations is otherwise applicable to any such action, lawsuit, proceeding, or cause of action, the shorter period shall govern.

     12. Amendments. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any provision of this Agreement shall be effective unless in a writing signed by the party granting the waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall that waiver constitute a continuing waiver.

     13. Other Sources. Indemnitee shall not be required to exercise any rights that Indemnitee may have against any other Person (for example, under an insurance policy) before Indemnitee enforces his rights under this Agreement. However, to the extent the Company actually indemnifies Indemnitee or advances him Expenses, the Company shall be subrogated to the rights of Indemnitee and shall be entitled to enforce any such rights which Indemnitee may have against third parties. Indemnitee shall assist the Company in enforcing those rights if it pays his costs and expenses of doing so. If Indemnitee is actually indemnified or advanced Expenses by any third party, then, for so long as Indemnitee is not required to disgorge the amounts so received, to that extent the Company shall be relieved of its obligation to indemnify Indemnitee or advance Indemnitee Expenses.

     14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by merger or consolidation), spouses, heirs, and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary of the Company or of any trust, benefit plan or another enterprise at the Company’s request.

     15. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, that provision shall be fully severable; this Agreement shall be construed and enforced as if that illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of that illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable so long as it does not prejudice any other rights of any party under this Agreement.

     16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

     17. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     18. Notices. Whenever this Agreement requires or permits notice to be given by one party to the other, such notice must be in writing to be effective and shall be deemed delivered and received by the party to whom it is sent upon actual receipt (by any means) of such notice. Receipt of a notice by the Secretary of the Company shall be deemed receipt of such notice by the Company.

     19. Complete Agreement. This Agreement constitutes the complete understanding and agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, other than any indemnification and advancement rights that Indemnitee may enjoy under the Company’s bylaws, certificate of incorporation or other constituent documents, or the Delaware General Corporation Law.

     20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

     21. Effect on Other Agreements and Rights. THIS AGREEMENT REPLACES AND SUPERCEDES IN ITS ENTIRETY ANY INDEMNIFICATION OR CONTRIBUTIONS AGREEMENT (WHETHER WRITTEN OR ORAL) ENTERED INTO BETWEEN THE COMPANY AND INDEMNITY PRIOR TO THE DATE HEREOF (A “PRIOR AGREEMENT”), WHICH PRIOR AGREEMENT SHALL TERMINATE UPON THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE COMPANY AND INDEMNITEE WITHOUT ANY FURTHER LIABILITY OF ANY PARTY THEREUNDER; PROVIDED THAT THIS AGREEMENT SHALL NOT AFFECT ANY RIGHTS THAT INDEMNITY MAY HAVE OR BE DEEMED TO HAVE UNDER THE BYLAWS OR CERTIFICATE OF INCORPORATION OF THE COMPANY AS IN EFFECT ON THE DATE HEREOF OR AS HEREAFTER AMENDED.

     EXECUTED as of the date first written above.

RANGE RESOURCES CORPORATION

By:

INDEMNITEE: